                                                                      EXHIBIT 11

                             COMPUTATION OF INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)

                                                       Three Months Ended         Nine Months Ended
                                                           April 30,                  April 30,
                                                     --------------------       ----------------------
                                                       1996         1995          1996           1995
                                                     -------      -------       -------       --------
PRIMARY INCOME PER SHARE:

Weighted average shares of common stock
 outstanding (1)                                      11,123       11,135        10,939         11,075
                                                     =======      =======       =======       ========
Primary income per share                             $   .17      $   .04       $   .34       $    .17
                                                     =======      =======       =======       ========
FULLY DILUTED INCOME PER SHARE:

Weighted average shares of common stock
 outstanding (1)                                      11,123       11,135        10,939         11,075

Shares issuable from assumed conversion of:
 Warrants                                                154                        154
 Stock options                                            81                         80
                                                     -------      -------       -------       --------
Weighted average shares of common
 stock outstanding, as adjusted                       11,358       11,135        11,173         11,075
                                                     =======      =======       =======       ========
Fully diluted income per share                       $   .16 (3)  $   .04 (2)   $   .33 (3)   $    .17 (2)
                                                     =======      =======       =======       ========
NET INCOME FOR PRIMARY AND
 FULLY DILUTED COMPUTATION:

Net income                                           $ 1,864      $   479       $ 3,693       $  1,915
                                                     =======      =======       =======       ========

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(1)      Weighted average shares of common stock outstanding for all periods have been restated for a one for three reverse stock split consummated on January 17, 1995.
(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although warrants and stock options had no dilutive effect.
(3) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.